Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark’s Triple T Joint Venture Completes Sale of 300,000 Acres of Prime East Texas Timberlands

ATLANTA – September 1, 2021 – CatchMark Timber Trust, Inc. (NYSE: CTT) today announced that TexMark Timber Treasury, L.P. (“Triple T”) has completed the sale of 300,000 acres of prime East Texas timberlands for $497 million in cash, or approximately $1,656 per acre, to a client of Hancock Natural Resource Group, Inc., a Manulife Investment Management company. The sold property represents a portion of the 1.1 million acres in East Texas owned by Triple T. CatchMark serves as the asset manager and general partner of the Triple T joint venture on behalf of a consortium of institutional investors.

About CatchMark
CatchMark (NYSE: CTT) seeks to deliver consistent and growing per share cash flow from disciplined acquisitions and superior management of prime timberlands located in high demand U.S. mill markets. Concentrating on maximizing cash flows throughout business cycles, the company strategically harvests its high-quality timberlands to produce durable revenue growth and takes advantage of proximate mill markets, which provide a reliable outlet for merchantable inventory. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.5 million acres* of timberlands located in Alabama, Georgia, Oregon, South Carolina and Texas. For more information, visit www.catchmark.com.
* As of June 30, 2021

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Contacts

Investors:	Media:
Ursula Godoy-Arbelaez	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com